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                                                                  EXHIBIT 23(a)

                         LONGLEAF PARTNERS FUNDS TRUST
                        A Massachusetts Business Trust

                       AMENDMENT TO DECLARATION OF TRUST
                          Dissolution of Third Series
                         Longleaf Partners Realty Fund

                                  WITNESSETH

This amendment relates to the Declaration of Trust of Longleaf Partners Funds Trust (the "Trust"), originally filed in the Office of the Secretary of the Commonwealth of Massachusetts on November 28, 1986 under the name "Southeastern Asset Management Value Trust". The Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end management investment company. Its Series are Longleaf Partners Fund (First Series), Longleaf Partners Small-Cap Fund (Second Series), Longleaf Partners Realty Fund (Third Series), and Longleaf Partners International Fund (Fourth Series).

The Declaration of Trust of Longleaf Partners Funds Trust is hereby amended by the Board of Trustees pursuant to a resolution adopted by the Trustees at a meeting held on November 29, 2001 in Boston, Massachusetts, at which all members of the Board of Trustees participated throughout, authorizing the execution and filing of all documents necessary and appropriate to the liquidation and subsequent dissolution of the Third Series of the Trust, Longleaf Partners Realty Fund. Accordingly, the existing Section 1.1(b) of
Article I of the Trust is hereby deleted in its entirety and the following restated Section 1.1(b) of Article I is hereby substituted therefor:

         "Section 1.1(b). Designation of Separate Series.
         As authorized by Section 6.9 of Article VI, the Trust shall be comprised of Three (3) Series of shares of beneficial interest, each Series being a separate portfolio of investments, until further action by the Trustees as authorized by Section 6.1 of Article VI. Each such Series is subject to the provisions of Article 6.9 of Article VI, and to all other applicable provisions of the Declaration of Trust.

         Effective on and after August 2, 1994, the name of the first Series, a separate, independently managed portfolio of securities, is "Longleaf Partners Fund" (in substitution of the name Southeastern Asset Management Value Trust, as previously established by the Amendment filed with the office of the Secretary of the Commonwealth of Massachusetts on December 21, 1988).

         Effective on and after August 2, 1994, the name of the second Series, a separate, independently managed portfolio of


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LONGLEAF PARTNERS FUNDS TRUST
AMENDMENT TO DECLARATION OF TRUST

         securities, is "Longleaf Partners Small-Cap Fund" (in substitution of the name Southeastern Asset Management Small-Cap Fund, as previously established by the Amendment filed with the office of the Secretary of the Commonwealth of Massachusetts on December 21, 1988).

         The third Series, a separate, independently managed portfolio of securities having the name "Longleaf Partners Realty Fund", organized on September 12, 1995, is hereby dissolved.

         The fourth Series, a separate, independently managed portfolio of securities having the name "Longleaf Partners International Fund", organized on August 11, 1998, is hereby re-designated as the third Series.

         Each of the three (3) Series shall have one class of shares of beneficial interest and each such share shall have one vote on all matters on which the shareholders of each such Series are entitled to take action. Upon issuance of each share of beneficial interest in consideration of payment in cash or other property of the then current net asset value per share, each such share of beneficial interest shall be fully paid and non-assessable, subject to all of the provisions of the Trust, and there shall be no pre-emptive rights.

         The assets of each such Series and the shares of beneficial interest thereof shall be in all respects separate and independent of the assets and shares of beneficial interest of each of the other Series, and no Series or any shareholders of any Series shall have any claim of any nature against the assets of or shareholders of any other Series of the Trust.

         Each such Series shall hold its property and conduct its activities under its respective designated name, and the Trustees shall conduct the activities of each such Series and execute all documents under that name, and each such Series shall sue or be sued under its respective designated name, which name (and the word "Trust" or "Series" whenever herein used) when referring to the Trustees shall refer to them in their official capacities as Trustees, and not as individuals or personally, and shall not be deemed to refer to any officers, agents, employees or shareholders of the Trust. Should the Trustees through appropriate action determine to change the name of any or all of the respective Series of the Trust, as they should deem to be proper, each or any such Series of the Trust may hold its property and conduct its activities under such other name upon the filing of an appropriate amendment to the Declaration of Trust with the Secretary of the Commonwealth of Massachusetts."


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LONGLEAF PARTNERS FUNDS TRUST
AMENDMENT TO DECLARATION OF TRUST

IN WITNESS WHEREOF, the undersigned Trustees have executed this Amendment to the Declaration of Trust on behalf of the Trust and its Series, on the dates indicated, in their official capacities as Trustees of the Trust, and not as individuals or in their individual capacities:

LONGLEAF PARTNERS FUNDS TRUST (the Master Trust) and each of its Series,
         Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Realty Fund, and Longleaf Partners International Fund



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O. Mason Hawkins; Chairman of the Board of Trustees


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G. Staley Cates; Trustee


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Margaret H. Child; Trustee


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Chadwick H. Carpenter, Jr.; Trustee


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Daniel W. Connell, Jr.; Trustee


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Steven N. Melnyk; Trustee


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C. Barham Ray; Trustee


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Perry C. Steger; Trustee


State
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County of
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On this the _______ day of February, 2002, __________________________________,
known to me, personally appeared before me and acknowledged that he voluntarily executed the foregoing instrument in his capacity as Trustee of Longleaf Partners Funds Trust and its several Series.


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Notary Public


My Commission Expires
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